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                                                                   Exhibit 99.1

                              CAUTIONARY STATEMENT

         WE, OR PERSONS ACTING ON OUR BEHALF, OR OUTSIDE REVIEWERS WE HAVE RETAINED WHO ARE MAKING STATEMENTS ON OUR BEHALF, OR UNDERWRITERS OF OUR SECURITIES, MAY FROM TIME TO TIME MAKE WRITTEN OR ORAL STATEMENTS THAT QUALIFY AS "FORWARD-LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). THIS CAUTIONARY STATEMENT, WHEN USED IN CONJUNCTION WITH AN IDENTIFIED FORWARD-LOOKING STATEMENT, IS FOR THE PURPOSE OF QUALIFYING FOR THE "SAFE HARBOR" PROVISIONS OF THE ACT. AS SUCH, IT IS INTENDED TO BE A READILY AVAILABLE WRITTEN DOCUMENT THAT CONTAINS FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THESE FACTORS ARE IN ADDITION TO ANY OTHER CAUTIONARY STATEMENTS, WRITTEN OR ORAL, WHICH MAY BE MADE OR REFERRED TO IN CONNECTION WITH ANY FORWARD-LOOKING STATEMENT. THE FOLLOWING MATTERS ARE AMONG THOSE THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATING TO THE PROPOSED MERGER WITH ASSOCIATES FIRST CAPITAL CORPORATION

         UNLESS CERTAIN CONDITIONS ARE SATISFIED OR WAIVED, THE PROPOSED MERGER WILL NOT OCCUR OR WILL BE DELAYED.

         Several conditions must be satisfied or waived to complete our proposed merger with Associates First Capital Corporation. The conditions are described in detail in the merger agreement, which we filed with the SEC as Exhibit 2.1 to our Current Report on Form 8-K dated November 12, 1999, filed November 16, 1999. The conditions, including the approval of our shareholders, may not be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed.

         IF THE PROPOSED MERGER IS NOT COMPLETED OR IS DELAYED, WE MAY BE UNABLE TO FINANCE OUR OPERATIONS ON A GOING-FORWARD BASIS.

         If the merger is not completed or is delayed, we may be unable to finance our operations on a going-forward basis. To do so, we would need to access additional capital to meet our operating and debt service requirements, to fund growth and to repay our outstanding indebtedness at maturity, including obtaining new financing under warehouse facilities and restarting our asset-backed securitization program, which we discontinued following execution of the merger agreement with Associates. We may not be able to do any of these things. Factors which could affect our ability to access the capital markets or the costs of any capital raised include:

-        changes in interest rates;


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-        general economic conditions;

-        the perception of us in the capital markets; and

-        the performance of our securitization trusts.

In addition, the agreements governing our existing debt securities and credit facilities significantly restrict our ability to incur additional indebtedness and to issue new classes of preferred stock. Any agreements governing future debt securities or credit facilities may contain similar restrictions.

         Prior to its discontinuation, we utilized our asset-backed securities program, in which we aggregate and sell automobile loans in the form of publicly offered asset-backed securities, to generate cash proceeds that allowed us to repay amounts outstanding under our "warehouse" credit facilities and to purchase additional loans. In addition, the sale of loans to a securitization trust in preparation for "securitization," which generally occurred once per quarter, gave rise to the gain on sale that formed a significant part of our reported earnings for each quarter. Accordingly, difficulties related to restarting our asset-backed securities program - such as the inability to obtain "warehouse" or other funding to permit our initial purchase of loans for securitization, negative market perception of us or the failure of the loans we intend to sell to conform to insurance company and rating agency requirements - or in the general market for automobile loan asset-backed securities could materially adversely affect our ability to purchase and resell loans on a timely basis and on terms reasonably satisfactory to us.

         Prior to discontinuing our asset-backed securitization program, we depended on warehouse facilities with financial institutions or institutional lenders to finance our purchase of loans on a short-term basis pending securitization. Since signing the merger agreement with Associates, we have continued to use these facilities to purchase the loans that we sell or transfer to Associates under the continuous asset purchase and sale agreement between Associates and us, which we filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K dated November 12, 1999, filed November 16, 1999. At February 29, 2000, we had two primary warehouse facilities with an aggregate borrowing capacity of approximately $350 million. One of these facilities, with a capacity of $200 million, will expire in July 2000. The remaining facility expires in September 2000, subject to earlier termination on the occurrence of certain events and to renewal or extension at the option of the lenders. These or similar facilities may not continue to be available on terms reasonably satisfactory to us. Early termination of these warehouse facilities, or our inability to arrange additional warehouse facilities or to extend or replace existing facilities when they expire, would significantly reduce or end our ability to restart our asset-backed securitization program.

         IF THE PROPOSED MERGER IS NOT COMPLETED OR IS DELAYED, WE MAY BE SUBJECT TO A NUMBER OF OTHER MATERIAL RISKS.

         In addition, if the proposed merger is not completed or is delayed, we may be subject to a number of other material risks, including the following:


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-                 we may be required under circumstances specified in the merger agreement to pay Associates a termination fee of $8.0 million and reimburse Associates up to $1.0 million for its out-of-pocket expenses;

- the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed; and

- we must pay costs related to the merger, such as legal, accounting and financial advisor fees, even if the merger is not completed.

         In addition, dealers with whom we customarily do business, in response to the announcement of the merger, may delay or defer decisions or transactions concerning us. Any delay or deferral in those decisions or transactions by these dealers could have a material adverse effect on our business if the merger is not completed. Similarly, current and prospective employees may experience uncertainty about their future roles with us, which may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

         IF THE MERGER IS TERMINATED, WE MAY NOT BE ABLE TO FIND A PARTNER WILLING TO PAY AN EQUIVALENT OR MORE ATTRACTIVE PRICE THAN IS BEING OFFERED IN THE PROPOSED MERGER.

         Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price offered in the proposed merger.

         THE MERGER AGREEMENT SIGNIFICANTLY LIMITS OUR ABILITY TO CONSIDER TRANSACTIONS WITH ANY PARTY OTHER THAN ASSOCIATES.

         In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, we are prohibited from soliciting, initiating, encouraging or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Associates.

         WE MAY BE UNABLE TO REPURCHASE ALL OF THE MOTOR VEHICLE RETAIL INSTALLMENT SALES CONTRACTS THAT WE HAVE SOLD TO ASSOCIATES PURSUANT TO OUR CONTINUOUS ASSET PURCHASE AND SALE AGREEMENT WITH THEM.

         Finally, under the continuous asset purchase and sale agreement between Associates and us, Associates has the right, but is not obligated, to purchase our interest in motor vehicle retail installment contracts, including retail installment sales contracts, promissory notes and loan agreements payable to us, each secured by a motor vehicle. At Associates' sole discretion, it has the right to purchase up to $75 million of our interests in these contracts in any semi-monthly period. The purchase price for these contracts is less than the price we typically charge to a purchaser of these contracts. If the merger agreement is terminated for any reason, we have the right to repurchase all of the unpaid motor vehicle retail installment sales contracts purchased by


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Associates pursuant to the continuous asset purchase and sale agreement, excluding those contracts purchased by Associates on November 24, 1999. There is, however, no guarantee that we will have the necessary funds available to repurchase these contracts from Associates, or if these contracts are repurchased, that we will be able to resell these contracts to another purchaser.

RISKS RELATED TO OUR LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

         IF WE WERE UNABLE TO OBTAIN FINANCIAL GUARANTY INSURANCE POLICIES, OR DETERMINED THAT THEY WERE TOO EXPENSIVE, IT COULD REDUCE OUR ABILITY TO SELL ANY ASSET-BACKED SECURITIES THAT WE SPONSORED AND ALSO REDUCE THE PRICE AT WHICH WE WOULD BE ABLE TO SELL THEM.

         All of the securitizations we have sponsored since March 1993 and one of our current "warehouse" credit facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance, Inc., which is known as "FSA." These policies insure payments of principal and interest due on the related asset-backed securities issued by the trusts and have resulted in those securities being rated "AAA/Aaa." We believe that this rating has made those securities easier to sell than securities with a lower rating and has enhanced the price at which they have been sold. We also believe that the use of this form of credit enhancement was cheaper than alternative forms available to us at the time. However, FSA is not required to insure the securitizations we sponsor and may not do so if we begin selling asset-backed securities again. In September 1999, FSA modified its requirements for the then current securitization and for any future securitization transaction with respect to which it provides financial guaranty insurance. These modifications significantly increased the cash cost to us of using FSA as the provider of credit enhancement for securitizations. In the event the merger with Associates does not close, we will examine our options in this regard, which may include issuing uninsured asset-backed securities with other credit enhancement features. If we were to do this, some of those securities are likely to receive a rating that is somewhat lower than "AAA/Aaa," which could reduce our ability to sell those securities at prices comparable to those received in the past.

         MOST OF OUR CASH FLOW COMES FROM, AND ASSETS BELONG TO, LEGALLY DISTINCT SUBSIDIARIES WITH NO OBLIGATIONS TO PAY AMOUNTS DUE FROM US AND WHOSE CREDITORS HAVE CLAIMS ON THOSE ASSETS THAT ARE SENIOR TO OUR CLAIMS OR THE CLAIMS OF OUR CREDITORS.

         A significant portion of our cash flow comes in the form of distributions from our special-purpose subsidiaries, which have the legal right to receive the excess cash flow from the securitization trusts we have sponsored. These subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under our debt instruments or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. As a result, if any third party were to enforce any of the restrictions on the distribution of cash from our subsidiaries discussed below, our ability to pay interest and principal on our outstanding debt would be significantly impaired. In addition, substantially all of the assets shown on our financial statements, in particular the "finance income receivable" and the loans held for sale, are legally owned by these special-purpose subsidiaries, not us. Thus, creditors of those subsidiaries would


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have first claim to those assets in any liquidation or similar event, rather than us or any of our creditors.

         WE HAVE A LARGE AMOUNT OF OUTSTANDING DEBT, WHICH MAY MAKE IT HARDER TO OBTAIN FINANCING, WILL INCREASE THE COST TO US OF OUR DEBT AND MAY MAGNIFY THE RESULTS OF ANY DEFAULT UNDER ANY OF OUR OUTSTANDING INDEBTEDNESS.

         At December 31, 1999, we had a total of $463.0 million of long term debt outstanding. (These amounts do not include any debt of our subsidiaries.) The issuance of additional debt securities could increase our debt-to-equity ratio or "leverage," which may in turn make it harder for us to obtain future financing if required. In addition, the issuance of any additional debt securities will increase the cost of paying interest on our debt, except to the extent that the proceeds from the sales are used to repay other outstanding indebtedness. Although our cash flow from operations and capital raising activities has historically been sufficient to pay amounts due on our indebtedness, this may not continue to be the case; any additional indebtedness may increase the risk that our cash flow is insufficient to pay amounts due. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business.

         OUR OUTSTANDING DEBT SECURITIES CONTAIN RESTRICTIVE COVENANTS THAT MAY RESTRICT OUR ABILITY TO OBTAIN FINANCING AND NONCOMPLIANCE WITH WHICH COULD LEAD TO A DEFAULT WITH RESPECT TO THAT AND ANY OTHER INDEBTEDNESS.

         We are subject to restrictive covenants under our outstanding debt securities and our other debt financing agreements, some of which may significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Any future indebtedness may also contain similar restrictive covenants. Noncompliance with any covenants under any of our outstanding indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under other indebtedness. If this were to happen, we might not be able to repay or refinance all of our debt.

         IF THE HOLDERS OF OUR CURRENTLY OUTSTANDING SENIOR NOTES ISSUED IN MARCH AND OCTOBER 1997 WERE TO EXERCISE THEIR RIGHT TO REQUIRE US TO REPURCHASE THEIR NOTES, IT MIGHT CAUSE A DEFAULT UNDER OUR OUTSTANDING INDEBTEDNESS.

         The holders of our currently outstanding senior notes issued in March and October 1997 may require us to repurchase all or a portion of those notes upon the occurrence of various events, including a change of control, specified types of asset sales and specified adverse loss experiences with respect to the securitization trusts we have sponsored. Consummation of the proposed merger with Associates will cause a change of control as defined in those senior notes. If we were required to repurchase any of these senior notes for this or any other reason, any funds so used would not be available to pay principal or interest on any other indebtedness that did not have a similar covenant, and we might not be able to access other funds to do so. Moreover, we might not have sufficient funds available to repurchase the senior notes. Our inability to do so could cause defaults under, and acceleration of, both the senior notes and, under cross-default provisions, our other indebtedness.


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RISKS RELATED TO THE PERFORMANCE OF LOANS IN SECURITIZATION TRUSTS THAT WE HAVE
SPONSORED

         ANY MATERIAL DEFICIENCIES BETWEEN FUTURE LOAN PERFORMANCE AND OUR CURRENT ESTIMATES OF THAT PERFORMANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON US, INCLUDING LEADING TO A REDUCTION IN THE VALUATION OF OUR MAIN ASSET, FINANCE INCOME RECEIVABLE.

         In the past, when we sold loans in connection with the creation of securitization trusts and the issuance of asset-backed securities by that trust, we recognized a "gain on sale" and established an asset that is called "finance income receivable." Finance income receivable is our principal asset, which represents our retained interest in the loans sold. Finance income receivable is calculated using assumptions and estimates that management believes are reasonable at the time concerning future delinquency, default, prepayment, repossession and net loss rates on the securitized loans. We base these assumptions on our historical experience, externally generated industry information, market conditions and expectations of future performance and present value discount rates. However, people may reasonably differ on the assumptions that underlie this type of valuation. Associates has reviewed the assumptions underlying the valuation of our finance income receivable and, based on what it believes to be a conservative view, expects, if the proposed merger is consummated, to reduce the balance of the finance income receivable, probably to an amount less than $512 million. Moreover, the loans that we have securitized may not perform under varying economic conditions in the manner we currently estimate. In particular, the actual rates of defaults, prepayments and net losses may exceed the estimates used in valuing the finance income receivable and would adversely affect anticipated future cash flow. We periodically review our default, prepayment and net loss assumptions in relation to the current performance of the loans and market conditions and, if necessary, adjust the balance of finance income receivable. We have made three significant permanent reductions to the value of finance income receivable: in 1999 ($115.1 million), at June 30, 1998 ($114.5 million) and at March 31, 1997 ($98.0 million). Any future actions like this could adversely affect the price for our securities and our ability to raise capital as needed. Finally, we may not be able to sell our finance income receivable at its stated value on our balance sheet.


         ANY DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW FROM SECURITIZATION TRUSTS THAT WE HAVE SPONSORED COULD MATERIALLY ADVERSELY AFFECT US.

         Our future liquidity and financial condition, and our ability to repay or refinance our outstanding indebtedness and, if the proposed merger is not completed, to finance our business, will depend to a material extent on distributions of excess cash flow from securitization trusts that we have sponsored. The agreements related to the financial guaranty insurance policies on asset-backed securities issued by these securitization trusts require us to maintain specified amounts of cash in spread accounts for each insured securitization trust. We have initially met our obligation to establish and fund these spread accounts by means of letters of credit, cash deposits and/or cash flows from the related trust. Each month after the spread account has been established, collections from the underlying receivables are deposited in the spread accounts after the securitization trusts have used the collections from the underlying receivables to satisfy specified obligations. These obligations include, among others:

- the payment of interest, principal and other amounts due to the holders of all of the asset-backed securities of the securitization trusts that own the receivables; and

- the payment of expenses associated with the securitizations and servicing of the receivables.

         In general, no amounts will be available for release from the spread accounts unless:

- the holders of the asset-backed securities have received all principal and interest amounts and other amounts that are due;

- specified other expenses have been paid, including the fees of, and indemnities payable to, one or more servicers, trustees, collateral agents and others;

- FSA has been reimbursed for claims under financial guaranty insurance policies issued with respect to the securities and has received all premiums relating to those policies; and

- the amounts on deposit in the spread accounts exceed predetermined minimum amounts.

         The predetermined minimum amounts for the spread accounts may be increased or decreased over time based on the performance of the related pool of receivables.

         Under our agreements with FSA, each of these spread accounts is cross-collateralized with the spread accounts of the other insured securitization trusts. As a result, cash received by one securitization trust that is in excess of the amount needed to make payments specifically related to that trust and to replenish that trust's spread account, may be used to support negative cash flow from, or to replenish the spread account related to, another securitization trust. Only after these uses is remaining cash distributed as excess cash flow to Arcadia Receivables Finance Corporation, one of our subsidiaries known as "ARFC," and then on to us. Thus, if the cash flow from all insured securitization trusts is not sufficient to replenish all spread accounts, excess cash flow may not be available to us for that month. The timing and amount of excess cash flow varies based on a number of factors, including, among others:

- whether the obligors on the receivables make payments on the receivables at all or on a timely basis;

- how quickly the repossessed vehicles of defaulted borrowers can be resold and the price at which this is accomplished;

- the terms of the receivables and the time that the receivables have been outstanding; and

-        the levels of voluntary prepayments.

Any negative change in these factors could reduce or eliminate excess cash flows to us. We have in the past experienced interruptions in excess cash flows and this may occur again in the future.

         LOAN PORTFOLIO DELINQUENCY, DEFAULT AND NET LOSS RATES THAT ARE POORER THAN SET "PORTFOLIO PERFORMANCE TESTS" COULD RESULT IN A DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW AVAILABLE TO US.

         Each securitization trust we have sponsored has portfolio performance tests that relate to levels of delinquencies, defaults and net losses on the related pool of receivables. These portfolio performance tests require that the loan portfolio of each securitization trust have:

- an average delinquency ratio not equal to or in excess of a specified percentage;

- a cumulative default rate not equal to or in excess of a specified percentage, which varies based on the aging of the receivable portfolio; and

- a cumulative net loss rate not equal to or in excess of a specified percentage, which varies based on the aging of the receivable portfolio.

If the receivables in any securitization trust perform worse than is required by any of these tests, the amount of cash that has to be retained in the related spread account or accounts increases significantly until the receivable portfolio has performed at the required levels for a specified period, generally three to five months. Any violation will decrease available excess cash flow for that time period. FSA can waive a violation of these portfolio performance tests. We have an arrangement with FSA under which, if loan portfolio performance is poorer than the portfolio performance test levels, our subsidiary ARFC may make a pledge of cash that has the effect of preventing the violation of the portfolio performance test. Some trusts have exceeded these portfolio performance tests in the past, and some trusts were still in excess of these tests at February 29, 2000, but this arrangement has prevented a violation. It has also, however, reduced the amount of cash that would have been available to us for use if we had received a waiver of the violation. An increase in loan delinquencies, cumulative defaults or net losses could result in one or more additional existing securitization trusts exceeding one or more of the portfolio performance tests. FSA is not required either to continue its arrangement with us or to waive any future violations of portfolio performance test levels and might not do so in the future.

         THE OCCURRENCE OF AN "INSURANCE AGREEMENT EVENT OF DEFAULT" COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our agreements with FSA specify that there will be an "insurance agreement event of default" if various events occur with respect to any series of securities issued by an insured securitization trust. These events include, among others:

- events of default under the indenture governing the asset-backed securities of the related securitization trust, including events of default relating to the failure of the securitization trust to pay amounts due on the asset-backed securities;

- the failure by us, the securitization trust or the servicer of the receivables (which is currently us) to perform obligations under the related securitization transaction; and

- receivable portfolio performance tests similar to those described above but at higher levels.

         In addition, each of the securitization transactions provides that an insurance agreement event of default for that transaction includes an insurance agreement event of default under any other securitization transaction. As a result, the failure of one pool of receivables to meet portfolio performance tests, or any other insurance agreement event of default, will cause the other securitization transactions to be in default, even if there are no other problems with those securitization transactions.

         Following an insurance agreement event of default, FSA may:

- suspend distributions of cash flow from the spread accounts related to the securitization trusts until the amount of cash in each spread account reaches a preset level, generally 25% of the balance of outstanding asset-backed securities in the related series;

-        increase its premiums;

-        replace us as servicer with respect to all insured trusts; and

- foreclose on its collateral security interest in the stock of our subsidiary ARFC.

Some of the insured trusts have not met the portfolio performance thresholds in the past, but to date FSA has waived the defaults. A further deterioration in the performance of the receivables might result in one or more additional securitization trusts failing to meet performance thresholds. If this were to occur, further waivers may not be available to us.

         Any action that FSA might take in the absence of a waiver could have a material adverse effect on the amount and timing of cash releases from the spread accounts. The securitization transactions give FSA broad powers. For example, in specified circumstances FSA may foreclose on its security interest in the stock of ARFC. If FSA forecloses on its security interest, we will no longer be able to receive any cash released from the spread accounts. In addition, if FSA terminates us as servicer, the servicing of the receivables might be disrupted and delinquencies and losses on the receivables may increase. This would likely have an adverse effect on the timing and amount of releases from the spread accounts. Further, if there is an event of default under the indenture governing the asset-backed securities of the securitization trusts, FSA can control the sale of the trust property, including the receivables, securing the asset-backed securities.

         CURRENT AND HISTORICAL DELINQUENCY AND DEFAULT RATES OF LOANS IN OUR SERVICING PORTFOLIO MAY UNDERSTATE FUTURE DELINQUENCY AND DEFAULT RATES.

         The future performance of our servicing portfolio may vary from current and historical rates for a number of reasons. The incidence of delinquencies and defaults on automobile loans tends to vary with the age of the loans. For example, loans that are between six and 14 months old generally have a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are less than six months or greater than 14 months old. Accordingly, to the extent that in the future our servicing portfolio grows so that it contains disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate delinquency and default rates after that time. In addition, to the extent we offer new loan products which involve different underwriting policies from those we have used in the past, the delinquency and default rates of our servicing portfolio may change.

         PAST PURCHASES OF HIGHER RISK LOANS MAY CONTINUE TO NEGATIVELY IMPACT THE PERFORMANCE OF OUR SERVICED LOAN PORTFOLIO.

         Through 1997, we consistently increased our purchases of higher risk loans. These historic increases in the proportion of higher risk loans in our serviced loan portfolio led to an increase in the rates of delinquencies, repossessions and losses on those loans. These higher risk loans will likely continue to negatively impact our loan performance statistics in the near future.

         INCREASES IN LOAN DELINQUENCY, DEFAULT AND LOSS RATES MAY VIOLATE TESTS IN THE AGREEMENTS THAT GOVERN OUR "WAREHOUSE" CREDIT FACILITIES.

         The agreements that govern our "warehouse" credit facilities contain tests that set limits on:

-        loan delinquency rates;

-        loan default rates;

-        loan payment extensions;

-        loan loss rates;

-        interest rate yields;

-        borrower bankruptcy rates;

-        borrower credit scores; and

-        loan-to-value ratios.

If the performance of the relevant loan portfolios exceeds these limits, lenders under the affected "warehouse" facility have no further obligation to extend credit, which would substantially reduce or eliminate our capacity to purchase additional automobile loans. In addition, if the limits under any one agreement are exceeded, there may be cross-defaults under other credit agreements, which could require us to immediately pay all amounts due under those agreements.

         THERE MAY BE A FUTURE INCREASE IN THE NUMBER OF LOANS THAT WE HAVE EXTENDED OR AMENDED, WHICH GENERALLY PRESENT SUBSTANTIALLY HIGHER DEFAULT RISKS THAN LOANS THAT HAVE NEITHER OF THESE CHARACTERISTICS.

         Like others in the industry, we give certain borrowers extensions or amendments to loan terms in certain circumstances. Loans that have been extended or amended generally present substantially higher default risks than loans that have neither of these characteristics. Continued slowing of the rate of our portfolio growth, which will result in a higher percentage of loans of the age that are more likely to be extended or amended, could contribute to an increase in such statistics. The granting of an extension or amendment may have the effect of removing the related loan from delinquent status.

RISKS RELATED TO GENERAL ECONOMIC CONDITIONS

         ECONOMIC CONDITIONS INFLUENCE OUR LEVEL OF BUSINESS AND THE PERFORMANCE OF THE LOANS IN OUR SERVICED PORTFOLIO.

         Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans. Any increase in defaults would have the adverse effects noted above. In addition, during certain fiscal periods of 1998 and 1999, we experienced a slight increase in the percentage of obligors on the receivables underlying the securitizations that defaulted in making payments. This increase in defaults during a period of economic growth indicates that an increase in default rates is not limited to periods of economic slowdown or recession.

         During periods of economic slowdown or recession, there is generally decreased consumer demand for automobiles which would result in reduced demand for automobile loans and could reduce business for us. Decreased consumer demand for automobiles also contributes to a decline in the value of automobiles securing outstanding loans. This may lead to a decrease in the net proceeds from the sale of automobiles securing receivables on which there has been a default. This, in turn, may have an adverse effect on our portfolio performance and lead to a decrease in the amount or delay the timing of cash released from spread accounts.

         OUR BUSINESS MAY BE AFFECTED BY PRICES FOR USED AUTOMOBILES.

         Significant increases in the inventory of used automobiles during recessions may depress the prices at which we can sell our inventory of repossessed vehicles or delay sales. In addition, average used car prices have fluctuated in the past, and any future softening of the used car market could cause our recovery rate on repossessed vehicles to decline below the current level. This, in turn, might have an adverse effect on loan loss levels, with all the potential effects of a decline in portfolio performance, and could require adjustments to estimated recovery rates and finance income receivable similar to those made at June 30, 1998 and March 31, 1997, both of which included amounts related to a reduction in the estimated recovery rates.

         OUR PROFITABILITY MAY BE DIRECTLY AFFECTED BY THE LEVEL OF AND FLUCTUATIONS IN INTEREST RATES.

         If the merger is not completed or is delayed and we restart our asset-backed securitization program, the level of and fluctuations in interest rates will affect the difference between the annual percentage rate paid by the borrowers under the loans we purchase and the interest rate on the asset-back securities we sell. As in the past, this "gross interest rate spread" would again be a major source of profit for us. We expect that, as in the past, we would monitor the interest rate environment and employ strategies designed to mitigate the effect of changes in interest rates on our gross interest rate spread. However, changes in interest rates might adversely affect our profitability.

         A CONTINUATION OR INCREASE IN RECENT LEVELS OF PERSONAL BANKRUPTCY FILINGS COULD ADVERSELY AFFECT THE PERFORMANCE OF THE LOAN PORTFOLIO WE SERVICE.

         Recent media reports have suggested an increase in the number of personal bankruptcy filings and defaults on consumer credit. During most of 1997, much of 1998 and the first five months of 1999, we experienced a slight increase in the proportion of our servicing portfolio representing loans to borrowers who have filed for bankruptcy protection. A continuation or increase in this trend could contribute to greater default and net loss rates than we have historically experienced. In addition, this increase in consumer bankruptcy filings and defaults on consumer credit during a period of economic growth indicates that the impact of consumer behavior on default rates is not limited to periods of economic slowdown or recession.

OTHER RISKS RELATING TO US

         WE MAY BE UNABLE TO IMPROVE OUR SERVICING PERFORMANCE, IN PARTICULAR AS THE RESULT OF HIGH EMPLOYEE TURNOVER OR AN INABILITY TO ATTRACT AND RETAIN REPLACEMENT SERVICING AND COLLECTION PERSONNEL.


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         Our ability to manage portfolio delinquency, default and loss rates depends on the maintenance of efficient collection and repossession procedures and on attracting and retaining an adequate number of qualified servicing and collection personnel. We may not succeed in the efforts we have undertaken since 1996 to improve our servicing and collection performance. During 1997 and 1998 we experienced an increase in employee turnover rate, especially among our collection personnel. This increase was due in part to low unemployment rates driven by economic growth and the continued expansion of the consumer credit markets and in part to our efforts to consolidate our servicing and collection operations. This consolidation resulted in service centers being moved from one location to another. Similar high turnover in the future, or an inability to attract and retain replacement personnel, could have an adverse effect on our performance, especially our portfolio delinquency, default and net loss rates. Similarly, for so long as the status of the proposed merger with Associates is uncertain, uncertainty about our future and the future roles of current and prospective employees may adversely affect our ability to attract and retain personnel.

         WE ARE A DEFENDANT IN LEGAL PROCEEDINGS THE OUTCOME OF WHICH COULD HAVE AN ADVERSE EFFECT ON US.

          We and some of our directors and officers are defendants in the following significant lawsuits:

         IN RE OLYMPIC FINANCIAL LTD. SECURITIES LITIGATION, in which plaintiffs allege that during the period from July 20, 1995 through March 3, 1997, we and our directors and officers illegally engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of our common stock;

         POWELL ET AL. V. ARCADIA FINANCIAL LTD. ET AL., in which plaintiffs allege that we were either directly or vicariously liable for damages incurred as a result of the wrongful actions of a dealer which sold some of our repossessed vehicles on a consignment basis; and

         IN RE ARCADIA FINANCIAL SHAREHOLDER LITIGATION, in which plaintiffs allege that we and our directors violated fiduciary obligations to our shareholders when we entered into the merger agreement with Associates.

While we intend to defend these actions vigorously, we cannot be sure of success. In addition, in the course of our business, we are routinely a party or subject to other items of pending or threatened litigation. This includes actions against borrowers to collect amounts on loans or to repossess vehicles and litigation challenging the terms of loans we have purchased. The ultimate outcome of these matters cannot be predicted and we may not prevail in all of these lawsuits. Any order, judgment, settlement or decree that was adverse to us could have a material adverse effect on us.

         OUR ABILITY TO COMPETE IN THE HIGHLY COMPETITIVE AUTOMOBILE FINANCING MARKET MAY BE LIMITED BY OUR COMPETITORS' GREATER RESOURCES AND BECAUSE WE DO NOT OFFER DEALERS ALL THE PROGRAMS THAT SOME COMPETITORS DO.

         Many of our existing and potential competitors, which include well established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts and leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company, have greater financial, technical and marketing resources than we have. From time to time these competitors offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles that we are unable to match. Many of these competitors also have longstanding relationships with automobile dealers, making it difficult for us to develop relationships with those dealers. In addition, some of the major entities that compete with us provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which we do not provide. All of this may have the effect of making us less competitive.

         VIOLATIONS OF OR CHANGES IN THE LAWS AND REGULATIONS THAT GOVERN OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our business is subject to numerous federal and state consumer protection laws and regulations. Among other things, these laws and regulations:

-        require us to obtain and maintain licenses and qualifications;

-        limit interest rates, fees and other charges;

- limit or prescribe various other terms of our automobile loan contracts;

-        require specific disclosures; and

-        define our rights to repossess and sell collateral vehicles.

If we were to violate these laws and regulations, even unintentionally, we could be subject to government enforcement action or to consumer or securityholder lawsuits seeking to recover for damages alleged to have resulted from the violations. Changes in existing laws or regulations, or in their interpretation, or the promulgation of additional laws or regulations could, among other things, impose significant new restrictions on the way in which we do business or result in significantly increased compliance costs. If any of this happened, it could have a material adverse effect on us.

         OUR BOARD OF DIRECTORS HAS THE POWER TO CREATE AND ISSUE A NEW CLASS OR SERIES OF STOCK THAT COULD ADVERSELY AFFECT THE VOTING POWER, DIVIDEND, LIQUIDATION AND OTHER RIGHTS OF HOLDERS OF OUR COMMON STOCK.


         Our authorized and unissued stock includes shares that are undesignated as to rights. Under our articles of incorporation, our board of directors has the power to create and issue new classes or series of stock using these undesignated shares. In connection with this, our board of directors may give the new class or series any rights, preferences and privileges that the board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and issuance of a new class or series of stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

         OUR CHARTER DOCUMENTS AND SHAREHOLDER RIGHTS PLAN AND MINNESOTA LAW MAY DISCOURAGE AN ACQUISITION OF OUR COMPANY.

         Provisions of our articles of incorporation and bylaws, the existence of our shareholder rights plan and the provisions of Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. In November 1999, we amended the shareholder rights plan to ensure that the execution and performance of the merger agreement with the Associates would not trigger application of the plan.